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                                                                  EXHIBIT 10.05

                          [DETROIT EDISON LETTERHEAD]


January 14, 1997


Mr. David E. Meador
1590 Cranbrook Drive
Troy, MI 48084

Dear Dave:

I am pleased to offer you employment in the position of Vice President and Controller of Detroit Edison at an annual salary of $220,000.

Upon employment, you will be eligible for the benefits described in the Benefit Highlights brochure enclosed as well as the perquisites described on a separate listing also enclosed. In addition, pending approval by the Organization and Compensation Committee of the Board of Directors, you will receive the following:

- You will be granted 5,000 shares of restricted stock to compensate for the loss of unvested options of Chrysler stock. All shares will have a vesting period of three (3) years with immediate vesting if your employment is terminated other than for cause prior to the end of three years service.

- You will be granted 14,000 shares of nonqualified stock options pursuant to the Company's Long Term Incentive Plan.

- You will be paid an amount (considered imputed income) to cover the premium for three months health care coverage under the Company's plan.

-  You will receive an immediate annual benefit of four weeks vacation.

- You will be awarded ten (10) years of "awarded service". After meeting the eligibility requirements for age and actual service of our Management Supplemental Benefit Plan (MSBP), "awarded service" will be included in the calculation of your benefit under the Plan. This benefit will be offset by any retirement income expected from any previous employers.

- If within three years of your employment you are terminated for any reason other than cause, you will receive an amount equivalent to one year's base salary.


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Mr. David E. Meador
January 14, 1997
Page 2


As a member of Senior Management, you will be considered for additional grants of stock (i.e., performance restricted stock and stock options) under our Long Term Incentive Plan in February 1997.

The Company does not currently have a change in control policy. However, there are certain change in control features in our restricted stock agreements and the rabbi trusts covering the benefits provided under our Savings Reparation Plan, Retirement Reparation Plan, and Management Supplemental Benefit Plan. The Organization and Compensation Committee of the Board of Directors will address change in control at a future meeting.

This offer is subject to successful completion of a pre-employment physical examination, a review of references and completion of our employment history form.

Please contact me at (313) 235-8610 after you have completed your review of our offer of employment.

I am looking forward to you joining the Company and hope to hear from you soon.


Sincerely,


[sig]




Accepted:



                                         Date:
---------------------------                   -------------------
David E. Meador


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